EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of ANADIGICS, Inc. of our reports dated February 27, 2007, with respect to the consolidated financial statements and schedule of ANADIGICS, Inc. and ANADIGICS, Inc.’s management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of ANADIGICS, Inc. included in its Annual Report on Form 10-K for the year ended December 31, 2006.

/s/ J.H. Cohn LLP
Roseland, New Jersey
March 6, 2007